Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

COMPEX TECHNOLOGIES, INC.

ENCORE MEDICAL CORPORATION

and

ENCORE-SNOW ACQUISITION CORP.

Dated as of November 11, 2005
TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 11, 2005, among COMPEX TECHNOLOGIES, INC., a Minnesota corporation (the “Company”), ENCORE MEDICAL CORPORATION, a Delaware corporation (“Parent”), and ENCORE-SNOW ACQUISITION CORP., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved this Agreement;

WHEREAS, as a result of the Merger, each share of common stock, $.10 par value, of the Company (the “Company Common Stock”) that is issued and outstanding (a “Share” and collectively, the “Shares”), will be converted into the right to receive common stock, $.001 par value, of Parent (“Parent Common Stock”), as set forth herein;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Minnesota Business Corporation Act (the “MBCA”) and the Delaware General Corporation Law (“DGCL”).

1.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Jackson Walker L.L.P., 100 Congress Avenue, Suite 1100, Austin, Texas at 9:00 A.M. on the first Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”). For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Central Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Minneapolis.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause (i) the Articles of Merger (the “Minnesota Articles of Merger”) to be executed and filed with the Secretary of State of Minnesota as provided in the MBCA and (ii) the Certificate of Merger, effective as of the Closing Date, to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Minnesota Articles of Merger has been filed with the Secretary of State of Minnesota or at such later date or later time specified in the Minnesota Articles of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Articles”), until duly amended as provided therein or by applicable laws, except that Article III of the Articles shall be amended to read in its entirety as follows: “The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.”

2.2. The By-Laws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable law.

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

3.2. Officers. The parties hereto shall take all actions necessary so that the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or any direct or indirect Subsidiary (as defined in Section 5.1(a)) of Parent, and (ii) Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company (the “Excluded Shares”)) shall be converted into the right to receive 1.40056 shares (the number of shares of Parent Common Stock to be delivered for each Share being hereafter referred to as the “Exchange Ratio”) of Parent Common Stock (such shares of Parent Common Stock together with any cash in lieu of fractional shares as contemplated by Section 4.2(e) and dividends or distributions to which such holder is entitled pursuant to Section 4.2(c) being hereinafter referred to as the “Merger Consideration”); provided, however, that (x) if the Exchange Ratio multiplied by the average last sale price of the Parent Common Stock (the “Parent Average Price”) as quoted on the Nasdaq National Market (the “Nasdaq”) during the 30 calendar days ending one trading day before the date of the Shareholder Meeting (the “Measurement Period”) is less than $6.50, the Exchange Ratio shall be adjusted so that the Exchange Ratio multiplied by the Parent Average Price is equal to $6.50, (y) if the Parent Average Price is less than $4.35 (the “Minimum Price”), the Exchange Ratio shall be equal to $6.50 divided by the Minimum Price, and (z) if the Exchange Ratio multiplied by the Parent Average Price is more than $8.50 per Share, the Exchange Ratio shall be adjusted so that the Exchange Ratio multiplied by the Parent Average Price is equal to $8.50, and in each such case, such adjusted Exchange Ratio shall be the Exchange Ratio for all purposes of this Agreement.

(b) Further Adjustments to Exchange Ratio. The Exchange Ratio set forth in Section 4.1(a) shall be further adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time.

(c) Cancellation of Shares. All of the Shares (including the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and to vote as set forth in Section 4.2(e). Each Certificate representing Excluded Shares shall be cancelled without payment of any consideration (including any Merger Consideration) therefor.

(d) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

(e) Rights of Holders of Shares. On and after the Effective Time and until surrendered for exchange, each Certificate (other than Certificates representing Excluded Shares) shall be deemed for all purposes to evidence ownership of and to represent the right to receive the Merger Consideration. The record holder of such outstanding certificate shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such Shares shall have been converted on any matters on which the holders of record of Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates, Parent may rely conclusively upon the record of shareholders maintained by the Company containing the names and addresses of the holders of record of Shares at the Effective Time.

4.2. Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with Wells Fargo Bank, N.A. or other mutually acceptable third party as exchange agent (the “Exchange Agent”), for the benefit of the holders of Shares, certificates representing the Parent Common Stock portion of the Merger Consideration for all Shares (such certificates, together with any cash in lieu of fractional Shares as contemplated by Section 4.2(e) and any dividends or distributions as contemplated by Section 4.2(c), being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall hold the Exchange Fund for the benefit of holders of Shares. The Exchange Agent shall distribute the Exchange Fund pursuant to Section 4.1 in exchange for outstanding Shares (other than Excluded Shares). The Exchange Fund shall not be used for any other purpose. Parent shall make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 4.2(e).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days thereof), the Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) which such holder has the right to receive pursuant to the provisions of this Article IV (after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 4.2(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c). No interest will be paid or will accrue on any cash payable pursuant to Section 4.2(c) or 4.2(e). The Exchange Agent shall forthwith cancel the Certificates so surrendered. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and a check for any factional shares to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged Shares. Parent will pay no dividends and make no other distributions with respect to Parent Common Stock with a record date after the Effective Time to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and Parent will make no cash payment in lieu of fractional shares to any such holder pursuant to Section 4.2(e), until the holder of record of such Certificate surrenders such Certificate. Following surrender of any such Certificate, the Exchange Agent, on behalf of Parent, shall pay to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 4.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Merger Consideration to which the holder thereof is entitled pursuant to this Article IV.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged for shares of Parent Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of Parent Common Stock on the Closing Date.

(f) Termination of Exchange Fund. The Exchange Agent shall deliver any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one year after the Effective Time to Parent, upon demand. Any holders of the Certificates who have not theretofore complied with this Article IV shall thereafter look only to Parent for receipt of the Merger Consideration in respect thereof, and Parent shall promptly fulfill the obligations of the Exchange Agent with respect to delivery of the Merger Consideration.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind (collectively, “Person”) claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration in respect thereof.

4.3. Treatment of Stock Options.

(a) Outstanding Company Options. Each option to purchase Shares (a “Company Option”) outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

(b) Assumption of Company Options. At the Effective Time, Parent shall assume each Company Option by virtue of the Merger and without any further action on the part of the Company or the holders thereof. Parent shall assume each such Company Option in such manner that the requirements of Treasury Regulation §1.424-1 would be met with respect to the assumption of the Company Option pursuant to the Merger, regardless of whether the Company Option is a statutory option.

(c) Terms of Assumed Company Options. From and after the Effective Time, all references to the Company in the Company Options and the related stock option agreements shall be deemed to refer to Parent. After the Effective Time, each Company Option assumed by Parent shall be exercisable upon the same terms and conditions as were in effect under the Company Options and the related option agreements immediately prior to the Effective Time, except that (i) each Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent).

(d) Notices to Option Holders. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Option, an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall notify such holders that the Company Option shall continue in effect on the same terms and conditions (including anti-dilution provisions, and subject to the adjustments required by this Section 4.3 after giving effect to the Merger). Parent shall comply with the terms of each Company Option. Parent shall use reasonable efforts to ensure that each Company Option, to the extent it qualifies for special tax treatment prior to the Effective Time (including, without limitation, Section 422 of the Code), shall continue so to qualify after the Effective Time. To the extent that a Company Option qualifies immediately prior to the Effective Time as an “incentive stock option” within the meaning of Section 422 of the Code, the option exercise price, the number of shares of Parent Common Stock purchasable pursuant to the assumed Company Option and the terms and conditions of exercise of the assumed Company Option shall be determined in order to comply with Section 424(a) of the Code. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 4.3. After the Effective Time (but in no event later than 15 days after the Effective Time), Parent shall file a Registration Statement on Form S-8 with respect to the shares of Parent Common Stock subject to Company Options, and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s articles of incorporation and bylaws, each as amended to date, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Material Adverse Effect” with respect to any Person means a material adverse effect on the financial condition, properties, or results of operations of the Person and its Subsidiaries taken as a whole other than any effect caused by or resulting from:

(A) changes in the economy or financial markets generally in the United States or in other countries in which the Person and its Subsidiaries conduct material operations;

(B) changes that are the direct result of acts of war, terrorism or natural disasters in the United States or in other countries in which the Person and its Subsidiaries conduct material operations;

(C) changes in United States generally accepted accounting principles (“GAAP”) after the date hereof;

(D) any loss of, or adverse change in, the relationship of the Person with its customers, employees or suppliers caused by the announcement, pendency or closing of the transactions contemplated by this Agreement; or

(E) any failure of the Person to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing;

provided, however, that with respect to clauses (A), (B) and (C), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Person and its Subsidiaries or (ii) disproportionately adversely affect the Person and its Subsidiaries compared to other companies engaged in similar businesses.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 12,625,693 shares were issued and outstanding as of the close of business on November 1, 2005, and 5,000,000 shares of preferred stock, no par value per share, of which 300,000 shares have been designated Series A Preferred Stock and no shares of which are issued and outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. Other than 1,415,728 shares of Company Common Stock reserved for issuance under the Company’s 1993 Employee Stock Purchase Plan, 1988 Stock Option Plan and 1998 Stock Incentive Plan (the “Company Stock Plans”), and 650,000 shares of Company Common Stock reserved for issuance upon exercise of options granted to executives upon commencement of their employment, the Company has no shares of Company Common Stock reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options and restricted stock, under the Company Stock Plans, including the holder, date of grant, term, number of shares and exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with all applicable Laws and, except for director qualifying shares in jurisdictions in which such shares are required, owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above and except for the rights (the “Rights”) that have been issued pursuant to the Rights Agreement, dated as of February 18, 2003, between the Company and Registrar and Transfer Company (the “Rights Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). The Company Requisite Vote is the only vote of the holders of capital stock of the Company necessary, under applicable Law or otherwise, to approve the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Greene Holcomb & Fisher LLC, to the effect that the Merger Consideration is fair from a financial point of view to the holders (other than Parent and its Subsidiaries) of Shares.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.3, Section 6.4 and Section 6.5, and under the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal), including, but not limited to, the National Supplier Clearinghouse, the Durable Medical Equipment Regional Carriers, and any Medicare Program Safeguards contractor (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company, (B) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any material Contract binding upon the Company or any of its Subsidiaries except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of material Contracts (as defined in Section 5.1(j)(ii), each a “Material Contract”)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(e) Company Reports; Financial Statements; Minute Books.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act since June 30, 2002 (the “Company Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Company Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent all SEC comment letters received by the Company, and the Company’s responses thereto, since June 30, 2002.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company since July 30, 2002. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the Company Reports is recorded and reported within the time frames required by SEC rules and is accumulated and communicated to the individuals responsible for the preparation of the Company Reports to allow timely decisions regarding required disclosures. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on an evaluation of its chief executive officer and its chief financial officer as of the end of the most recent fiscal period covered by a periodic report filed with the SEC under the Exchange Act, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) any written communication relating to such disclosure made by management to the Company’s auditors and audit committee since the Company Applicable Date and (ii) any material written communication since the Company Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Company Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since the Company Applicable Date through any whistleblower hot-line or equivalent system maintained by the Company for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. All inventory (including consignment inventory) reflected on the consolidated balance sheets included in or incorporated by reference into the Company Reports is reflected at an amount not in excess of the lower of cost or market. Except as set forth in the financial statements (including any notes thereto) contained in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC or as otherwise reflected in the Company Disclosure Letter, the Company and its Subsidiaries have no material liabilities or obligations, whether or not accrued, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2005 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, in both cases, individually and in the aggregate is not reasonably likely to result in a Material Adverse Effect.

(v) The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the boards of directors and committees of the boards of directors of the Company and its Subsidiaries prior to June 30, 2005, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

(vi) The Company is not a party to, nor does it have any obligation or commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company Reports.

(f) Absence of Certain Changes. Since September 30, 2005, and on or prior to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i) to the knowledge of the officers of the Company, any change in the financial condition, properties, or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to September 30, 2005) which, individually or in the aggregate, would have a Material Adverse Effect;

(ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries (except any redemption in accordance with the exercise of a stock option by tender of such capital stock in payment of the exercise price);

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, pension, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws and except for offers of employment in the ordinary course of business consistent with past practice; or

(vi) any agreement to do any of the foregoing.

(g) Litigation and Claims. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries which, if determined adversely, could reasonably be expected to have a Material Adverse Effect on the Company. Except with respect to the Corporate Integrity Agreement, dated January 19, 2001, between the Company and the Office of Inspector General of the Department of Health and Human Services and the related documentation (the “CIA”), neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity. The Company is in full compliance with the CIA. To the knowledge of the officers of the Company, and except for regular audit of welfare reimbursement submissions, neither the Company nor its Subsidiaries are currently the subject of any investigation, inquiry or proceeding by any Governmental Entity (or any Governmental Entity’s designated agent or agents), and except for such regular audits of submissions and other regular regulatory audits and reviews of the Company under Food and Drug Administration and other regulatory agencies in the ordinary course, the Company does not know of any grounds for any investigation, inquiry or proceeding by any Governmental Entity, and except as related to the CIA, no notice of any exclusion, sanction, or violation, asserted deficiency, or other irregularity has been received by Company, any of its Subsidiaries or any of their officers or managing employees from any Governmental Entity (or any Governmental Entity’s designated agent or agents) that would directly or indirectly, or with the passage of time, have a Material Adverse Effect.

(h) Employee Benefits.

(i) All employee benefit plans covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation (including nonqualified deferred compensation within the meaning of Section 409A of the Code), severance, stock option, stock purchase, stock appreciation rights, or stock based, incentive and bonus plans (such ERISA plans and other deferred compensation, severance or stock based plans being hereafter referred to as the “Company Benefit Plans”) are listed on Schedule 5.1(h), and each Benefit Plan which has received a current favorable opinion letter or determination from the Internal Revenue Service, including any master or prototype plan, has been separately identified. True and complete copies of all Company Benefit Plans listed on Schedule 5.1(h), including, but not limited to, any IRS determination or opinion letters, trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been made available to Parent.

(ii) All (x) non U.S. Company Benefit Plans are in substantial compliance with applicable Laws, and (y) all Company Benefit Plans, other than non U.S. Company Benefit Plans, (collectively, “U.S. Company Benefit Plans”), are in substantial compliance with ERISA, the Code and other applicable Laws; provided, however, that with respect to both non U.S. Company Benefit Plans and U.S. Company Benefit Plans, no failure to comply with ERISA, the Code or other applicable Laws could result in the imposition of any material liability against the Company or any Subsidiary. Each U.S. Company Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has been timely amended within the applicable remedial amendment period under Section 401(b) of the Code to maintain the tax-qualified status of each such plan, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA.

(iii) Neither the Company nor any of its Subsidiaries have ever sponsored, maintained or contributed to, or incurred an obligation to contribute to a Pension Plan that is (x) subject to Title IV of ERISA or (y) a “multi-employer plan” within the meaning of Section 3(37) of ERISA. All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither the Company nor any of its Subsidiaries has any unfunded liability, determined on an accumulated benefits obligation basis, for accrued pension benefits of employees outside the United States related to periods of employment prior to the Closing Date, which are not otherwise reflected on the consolidated balance sheets and the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows for the period ended September 30, 2005.

(iv) As of the date hereof, there is no material pending or, to the knowledge of the officers of the Company threatened, litigation relating to the Company Benefit Plans or any audit or investigation of the Company Benefit Plans by and Governmental Entity. Neither the Company nor any of its Subsidiaries has any obligations for post-termination health and life benefits under any ERISA Plan, other than in accordance with Section 4980B of the Code. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(i) Compliance with Healthcare and Other Laws; Licenses. The businesses of each of the Company and its Subsidiaries (collectively referred to as the Company for purposes of this Section 5.1(i)) have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, opinion, regulation, standard, judgment, order, writ, injunction, decree, agency requirement, arbitration award, license, authorization or permit of any Governmental Entity (collectively, “Laws”), except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the officers of the Company, no investigation or review by any Governmental Entity with respect to the Company is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the officers of the Company, no material change is required in the Company’s processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and has obtained all, and the businesses of the Company have not been, and are not being, conducted in violation of or inconsistent with any, permits, licenses, certifications, approvals, registrations, consents, authorizations, accreditations, franchises, variances, waivers, exemptions and orders required, issued or granted by a Governmental Entity (“Licenses”) as necessary for the Company to conduct its business as presently conducted, all of which are valid and in full force and effect, except where the failure to obtain or be in compliance with such Licenses would not have a Material Adverse Effect. No notices have been received by the Company, any of its Subsidiaries or its officers or managing employees with respect to any threatened, pending or possible termination, revocation, suspension or limitation of any such License, where such revocation would have a Material Adverse Effect. To the knowledge of the officers of the Company, the businesses of the Company have not been, and are not being, conducted in violation of or inconsistent with such Licenses and no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such License, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such License except to the extent such revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect. As of the date of this Agreement, Section 5.1(i) of the Company Disclosure Letter contains a list of all material Licenses of the Company and its Subsidiaries. All applications required to have been filed for the renewal of any License of the Company or its Subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Governmental Entity have been duly made on a timely basis, except where the failure to file on a timely basis would not have a Material Adverse Effect. Except as described in Schedule 5.1(i) of the Company Disclosure Letter, and except as would both not have a Material Adverse Effect and not result in criminal penalties, neither the Company, nor any of its Subsidiaries, officers, directors, or managing employees, has engaged in any activity involving a material violation of applicable Law of any Governmental Entity having jurisdiction over the Company and its operations, including, without limitation, insurance Laws, the Department of Health and Human Services, the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration), state licensure authorities, and state Medicaid programs or civil fraud law or authority, including the federal Medicare and Medicaid Statutes, (including 42 U.S.C. §§ 1395, 1320a-7, 1320a-7(a) and 1320a-7(b)), or the regulations promulgated pursuant to such Laws.

(j) Material Contracts and Government Contracts.

(i) As of the date of this Agreement, except as set forth in Section 5.1(j)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) any lease, rental or occupancy agreement, license, installment or conditional sale agreement or other Contract affecting real or personal property providing for annual payments of $150,000 or more;

(B) any Contract not terminable without penalty on 60 days notice that requires either (x) annual payments to or from the Company and its Subsidiaries of more than $150,000 or (y) aggregate payments to or from the Company and its Subsidiaries of more than $250,000;

(C) other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $50,000 without regard to percentage voting or economic interest;

(D) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, which has not been filed as required;

(F) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, or (III) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries;

(G) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(H) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(I) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000; and

(J) Each license agreement with respect to license to the Company of Intellectual Property (as defined in Section 5.1(p)) providing for the payment of royalties in any year in excess of $50,000 (excluding licenses by the Company or any of its Subsidiaries of any “off the shelf” software products).

(ii) A copy of each Contract required to be described in Section 5.1(j)(i) of the Company Disclosure Letter has been made available to Parent. Except to the extent it would not have a Material Adverse Effect, each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries is in default or breach in any respect under the terms of such Contract and to the knowledge of the officers of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a default or a breach by any of the Company or its Subsidiaries or permit termination, modification or acceleration by the other party thereunder.

(iii) With respect to each Government Contract to which the Company or any Subsidiary is a party:

(A) Except as would not have a Material Adverse Effect, (x) the representations and certifications executed or acknowledged in material Governmental Contracts were complete and correct as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with such representations and certifications: (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract that has not been resolved prior to the date hereof or that remains pending; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(B) Except as would not have a Material Adverse Effect, (x) to the knowledge of the officers of the Company, neither the Company nor any of its Subsidiaries is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) except in the ordinary course of business, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government or any agency thereof with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

As used herein, “Government Contract” means any contract the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

(k) Real Property.

(i) Except in any such case as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries, (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to such real property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase such real property, or any portion thereof or interest therein.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries, the lease or sublease for such property is valid and neither the Company nor any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by the lessor thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, have a Material Adverse Effect.

(iii) Except as set forth on Schedule 5.1(k)(iii) of the Company Disclosure Letter, to the knowledge of the officers of the Company, the buildings, plants and structures owned by the Company or any of its Subsidiaries are each in good operating condition and repair (normal wear and tear excepted).

(iv) Section 5.1(k)(iv) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or its Subsidiaries. Section 5.1(k)(iv) of the Company Disclosure Letter sets forth a correct street address and such other information as is reasonably necessary to identify each parcel of such owned real property.

(v) For purposes of this Section 5.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of real property owned by the Company or its Subsidiaries to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted, (e) easements, rights of way or other similar matters or restrictions or exclusions which is shown by a current title report or other similar report; and (f) any condition or other matter, if any, that is shown or disclosed by a current and accurate survey or physical inspection.

(l) Takeover Statutes. No anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except to the extent failure to comply, or the existence of a Hazardous Substance, would not have a Material Adverse Effect, and except as described in Schedule 5.1(m) of the Company Disclosure Letter; (i) the Company, its Subsidiaries and, to the knowledge of the officers of the Company, any other Person for whose conduct the Company or any of its Subsidiaries is legally responsible, have complied with, and have not been and are not in violation of or liable under, all applicable Environmental Laws; (ii) to the knowledge of the officers of the Company, no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the knowledge of the officers of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) to the knowledge of the officers of the Company, neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any other Person for whose conduct the Company or any of its Subsidiaries is legally responsible, is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any other Person for whose conduct the Company or any of its Subsidiaries is legally responsible, has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) to the knowledge of the officers of the Company, there are no other circumstances or conditions involving the Company nor any of its Subsidiaries or any other Person for whose conduct the Company or any of its Subsidiaries is legally responsible that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any Law, currently in existence or created or amended after the date hereof, relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

(n) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold and pay from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the officers of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the officers of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to the Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended June 30, 2004, 2003, 2002, and 2001. No Tax is required to be withheld pursuant to Section 1445 of the Internal Revenue Code as a result of the Merger. Neither the Company nor any of its Subsidiaries has participated in any reportable transactions within the meaning of Treasury Regulations Section 1.6011-4. Neither the Company nor any of its Subsidiaries or affiliates have been members of another consolidated group of companies for tax purposes. None of the Company or its Subsidiaries is a party to (i) any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity or (ii) any tax indemnity obligation in favor of any third party. Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Except for shares of restricted stock granted to officers and employees, none of the shares of outstanding capital stock of the Company or any Subsidiary is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

(o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the officers of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p) Intellectual Property. The Company and its Subsidiaries have good title to or other sufficient rights to use pursuant to license, sublicense or other agreement all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the Merger. The Intellectual Property owned by the Company or its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use thereof or its/their rights thereto. Section 5.1(p) of the Company Disclosure Letter contains a list of all registered Intellectual Property owned by the Company or its Subsidiaries. To the knowledge of the officers of the Company, the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement and no assertions of infringement or, to the knowledge of the officers of the Company, violations of third party Intellectual Property rights occurred during this period or are threatened. The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms. The Company and its Subsidiaries have not obtained any material rights to use third party Intellectual Property pursuant to sublicenses or pursuant to cross-licenses, settlement agreements or other royalty free agreements. The Company and its Subsidiaries have not used any Open Source Software and have not made available any software to their customers under Open License Terms. “Open Source Software” means any software that is licensed under Open License Terms. “Open License Terms” means terms in any license that require as a condition of use, modification and/or distribution of a work (1) the making available of source code or other materials preferred for modification, or (2) the granting of permission for creating derivative works, or (3) the reproduction of certain notices or license terms in derivative works or accompanying documentation or (4) the granting of a royalty-free license to any party under Intellectual Property rights regarding the work and/or any work that contains, is combined with, requires or otherwise is based on the work. Except as would not have a Material Adverse Effect, the IT Assets operate and perform in all respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business, and the Company has implemented reasonable backup and disaster recover technology consistent with industry practices.

For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, utility models, registrations, invention disclosures and applications therefore, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) industrial design rights / design patents and all registrations and applications therefore; (iv) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (v) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (vi) all other intellectual property or industrial property or proprietary rights.

“IT Assets” means the Company’s and the Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

(q) Insurance. Section 5.1(q) of the Company Disclosure Letter contains a list of all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries. Such Insurance Policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect. Each such Insurance Policy is in full force and effect and all premiums due with respect to all such Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, would not to have a Material Adverse Effect.

(r) Rights Agreement. The board of directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby, without payment of any consideration in respect thereof.

(s) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Greene Holcomb & Fisher LLC as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Greene Holcomb & Fisher LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(t) Certain Payments. To the knowledge of the officers of the Company, neither the Company nor any of its Subsidiaries has, directly or through any director, officer, agent or employee of the Company or any of its Subsidiaries, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or (b) established or maintained any fund or asset intended for payments in violation of the FCPA that has not been recorded in the books and records of the Company or any Subsidiary.

(u) Certain Relationships and Transactions. No Person has engaged in any transaction required to be disclosed in a Company Report under Item 404 of Regulation S-K under the Exchange Act that has not been disclosed as required thereby.

(v) Information supplied. None of the information supplied or to be supplied by or on behalf of the Company (i) for inclusion or incorporation by reference in the Form S-4 (as defined in Section 6.4), at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) for inclusion or incorporation by reference in the Joint Proxy Statement (as defined in Section 6.4), at the time the Joint Proxy Statement is mailed to the shareholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which there are made, not misleading.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Company by the Parent prior to entering into this Agreement (the “Parent Disclosure Letter”), the Parent hereby represents and warrants to Company and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Parent and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect. The Parent has made available to the Company complete and correct copies of the Parent’s certificate of incorporation and bylaws, each as amended to date, and each as so delivered is in full force and effect. Section 5.2(a) of the Parent Disclosure Letter contains a correct and complete list of each jurisdiction where the Parent and its Subsidiaries are organized.

(b) Capital Structure.

(i) The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock, of which 51,836,000 shares were outstanding as of the close of business on November 1, 2005, and 1,000,000 shares of preferred stock, $.001 par value per share, of which 255,000 shares have been designated Series A Preferred Stock and no shares of which are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than 7,454,000 shares reserved for issuance under the Parent’s 1996 Incentive Stock Plan, 1997 Distributor Advisory Panel Stock Option Plan, 1997 Surgeon Advisory Panel Stock Option Plan, 2000 Non-Employee Director Stock Option Plan, 2004 Empi Stock Option Plan (the “Parent Stock Plans”), the Parent has no shares of Parent Common Stock reserved for issuance. Each of the outstanding shares of capital stock or other securities of each of the Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for director qualifying shares in jurisdictions in which such shares are required, owned by the Parent or by a direct or indirect wholly-owned Subsidiary of the Parent, free and clear of any Lien. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Parent to issue or sell any shares of capital stock or other securities of the Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any shares in accordance with the terms of the Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Parent on any matter.

(ii) Section 5.2(b)(ii) of the Parent Disclosure Letter sets forth (x) each of the Parent’s Subsidiaries and the ownership interest of the Parent in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Parent’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded Parent held for investment by the Parent or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Parent. The Parent does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Company under the HSR Act.

(c) Corporate Authority; Approval and Fairness.

(i) The Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of the issuance of the shares of Parent Common Stock by a majority of the stockholders of the Parent present, or represented by proxy, at a stockholders’ meeting duly called and held for such purpose (the “Parent Requisite Vote”). This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding agreement of the Parent enforceable against the Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The board of directors of the Parent has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Parent and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend to the holders of the Parent Common Stock adoption of this Agreement and approval of the issuance of the Merger Consideration (the “Parent Recommendation”), (B) directed that this Agreement be submitted to the holders of shares of Parent Company Stock for their adoption and (C) received the opinion of its financial advisor, First Albany Capital Inc., to the effect that the Merger Consideration is fair from a financial point of view to the holders (other than Company and its Subsidiaries) of shares of Parent Common Stock.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.3 and Section 6.4 and 6.5, and under the HSR Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by the Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Parent and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Parent and its Subsidiaries following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Parent do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Parent, (B) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under any Contract binding upon the Parent or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(d)(i), any Law to which the Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any material Contract binding upon the Parent or any of its Subsidiaries except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.2(d)(ii) of the Parent Disclosure Letter sets forth a correct and complete list of material Contracts pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(e) Parent Reports; Financial Statements.

(i) The Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act since December 31, 2001 (the “Parent Applicable Date”)(the forms, statements, reports and documents filed or furnished since the Parent Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Parent has made available to the Company all SEC comment letters received by the Parent, and the Parent’s responses thereto, since December 31, 2001.

(ii) The Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Parent since July 30, 2002.

(iii) The Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Parent in the Parent Reports is recorded and reported within the time frames required by SEC rules and is accumulated and communicated to the individuals responsible for the preparation of the Parent Reports to allow timely decisions regarding required disclosures. The Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Parent are being made only in accordance with authorizations of management and directors of the Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Parent’s assets that could have a material effect on its financial statements. The Parent has disclosed, based on an evaluation of its chief executive officer and its chief financial officer as of the end of the most recent fiscal period covered by a periodic report filed with the SEC under the Exchange Act, to the Parent’s auditors and the audit committee of the Parent’s board of directors (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. The Parent has made available to Company (i) any written communication relating to such disclosure made by management to the Parent’s auditors and audit committee since the Parent Applicable Date and (ii) any material written communication since the Parent Applicable Date made by management or the Parent’s auditors to the audit committee required or contemplated by listing standards of the Nasdaq, the audit committee’s charter or professional standards of the Public Parent Accounting Oversight Board. Since the Parent Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by the Parent. The Parent has made available to Company a summary of all complaints or concerns relating to other matters made since the Parent Applicable Date through any whistleblower hot-line or equivalent system maintained by the Parent for receipt of employee concerns regarding possible violations of Law. No attorney representing the Parent or any of its Subsidiaries, whether or not employed by the Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Parent or any of its officers, directors, employees or agents to the Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date hereof, will fairly present the consolidated financial position of the Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or in the case of Parent Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. All inventory (including consignment inventory) reflected on the consolidated balance sheets included in or incorporated by reference into the Parent Reports is reflected at an amount not in excess of the lower of cost or market. Except as set forth in the financial statements (including any notes thereto) contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter and nine months ended October 1, 2005 filed with the SEC or as otherwise reflected in the Parent Disclosure Letter, the Parent and its Subsidiaries have no material liabilities or obligations, whether or not accrued, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to October 1, 2005 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, in both cases, individually and in the aggregate is not reasonably likely to result in a Material Adverse Effect.

(f) Absence of Certain Changes. Since October 1, 2005, and on or prior to the date of this Agreement, the Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i) to the knowledge of the officers of the Company, any change in the financial condition, properties, or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to October 1, 2005) which, individually or in the aggregate, would have a Material Adverse Effect;

(ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Parent or any of its Subsidiaries, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Parent or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Parent or to any wholly-owned Subsidiary of the Parent), or any repurchase, redemption or other acquisition by the Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Parent or any of its Subsidiaries (except any redemption in accordance with the exercise of a stock option by tender of such capital stock in payment of the exercise price);

(iv) any material change in any method of accounting or accounting practice by the Parent or any of its Subsidiaries;

(v) (A) any increase in the compensation payable or to become payable to its executive officers or directors that has not been reported under the Exchange Act or disclosed in Section 5.2(f)(v) of the Parent Disclosure Letter, or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or executive officer except to the extent required by applicable Laws and except for offers of employment in the ordinary course of business consistent with past practice; or

(vi) any agreement to do any of the foregoing.

(g) Litigation and Claims. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the knowledge of the officers of the Parent, threatened against the Parent or any of its Subsidiaries which, if determined adversely, could reasonably be expected to have a Material Adverse Effect on the Parent. Neither the Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity. To the knowledge of the officers of the Parent, and except for regular audit of welfare reimbursement submissions, neither the Parent nor its Subsidiaries are currently the subject of any investigation, inquiry or proceeding by any Governmental Entity (or any Governmental Entity’s designated agent or agents), and except for such regular audits of submissions and other regular regulatory audits and reviews of the Parent under Food and Drug Administration and other regulatory agencies in the ordinary course, the Parent does not know of any grounds for any investigation, inquiry or proceeding by any Governmental Entity, and no notice of any exclusion, sanction, or violation, asserted deficiency, or other irregularity has been received by Parent, any of its Subsidiaries or any of their officers or managing employees from any Governmental Entity (or any Governmental Entity’s designated agent or agents) that would directly or indirectly, or with the passage of time, have a Material Adverse Effect.

(h) Employee Benefits.

(i) True and complete copies of all employee benefit plans covering current or former employees of the Parent and its Subsidiaries and current or former directors of the Parent, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation (including nonqualified deferred compensation within the meaning of Section 409A of the Code), severance, stock option, stock purchase, stock appreciation rights, or stock based, incentive and bonus plans (such ERISA plans and other deferred compensation, severance or stock based plans being hereafter referred to as the “Parent Benefit Plans”) and all amendments thereto have been made available to Company.

(ii) All (x) non U.S. Parent Benefit Plans are in substantial compliance with applicable Laws, and (y) all Parent Benefit Plans, other than non U.S. Parent Benefit Plans, (collectively, “U.S. Parent Benefit Plans”) are in substantial compliance with ERISA, the Code and other applicable Laws; provided, however, that with respect to both non U.S. Parent Benefit Plans and U.S. Parent Benefit Plans, no failure to comply with ERISA, the Code or other applicable Laws could result in the imposition of any material liability against the Parent or any Subsidiary. Each Pension Plan of Parent or its Subsidiaries has been timely amended within the applicable remedial amendment period under Section 401(b) of the Code to maintain the tax-qualified status of each such plan, and the Parent is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Parent nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Parent or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Parent nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA.

(iii) Neither the Parent, any or its Subsidiaries have ever sponsored, maintained or contributed to, or incurred an obligation to contribute to a Pension Plan that is subject to Title IV of ERISA. All contributions required to be made under each Parent Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date hereof. Neither the Parent nor any of its Subsidiaries has any unfunded liability, determined on an accumulated benefits obligation basis, for accrued pension benefits of employees outside the United States related to periods of employment prior to the Closing Date, which are not otherwise reflected on the consolidated balance sheets and the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows for the period ended October 1, 2005.

(iv) As of the date hereof, there is no material pending or, to the knowledge of the officers of the Parent threatened, litigation relating to the Parent Benefit Plans or any audit or investigation of the Parent Benefit Plans by and Governmental Entity. Neither the Parent nor any of its Subsidiaries has any obligations for post-termination health and life benefits under any ERISA Plan, other than in accordance with Section 4980B of the Code. The Parent or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) There has been no amendment to, announcement by the Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Parent or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Parent Benefit Plans, (y) limit or restrict the right of the Parent or, after the consummation of the transactions contemplated hereby, Company to merge, amend or terminate any of the Parent Benefit Plans or (z) result in payments under any of the Parent Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(i) Compliance with Healthcare and Other Laws; Licenses. The businesses of each of the Parent and its Subsidiaries (collectively referred to as the Parent for purposes of this Section 5.2(i)) have not been, and are not being, conducted in violation of any Laws, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the officers of the Parent, no investigation or review by any Governmental Entity with respect to the Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the officers of the Parent, no material change is required in the Parent’s processes, properties or procedures in connection with any such Laws, and the Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Parent has obtained all, and the businesses of the Parent have not been, and are not being, conducted in violation of or inconsistent with, any Licenses necessary for the Parent to conduct its business as presently conducted, all of which are valid and in full force and effect, except where the failure to obtain or be in compliance with such Licenses would not have a Material Adverse Effect. No notices have been received by the Parent, any of its Subsidiaries or its officers or managing employees with respect to any threatened, pending or possible termination, revocation, suspension or limitation of any such License, where such revocation would have a Material Adverse Effect. To the knowledge of the officers of the Parent, the businesses of the Parent have not been, and are not being, conducted in violation of or inconsistent with such Licenses and no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such License, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such License. All applications required to have been filed for the renewal of any such License have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Governmental Entity have been duly made on a timely basis, except where the failure to file on a timely basis would not have a Material Adverse Effect. Except as described in Schedule 5.2(i) of the Parent Disclosure Letter, and except as would both not have a Material Adverse Effect and not result in criminal penalties, neither the Parent, nor any of its Subsidiaries, officers, directors, or managing employees, has engaged in any activity involving a material violation of applicable Law of any Governmental Entity having jurisdiction over the Parent and its operations, including, without limitation, insurance Laws, the Department of Health and Human Services, the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration), state licensure authorities, and state Medicaid programs or civil fraud law or authority, including the federal Medicare and Medicaid Statutes, (including 42 U.S.C. §§ 1395, 1320a-7, 1320a-7(a) and 1320a-7(b)), or the regulations promulgated pursuant to such Laws.

(j) Material Contracts and Government Contracts.

(i) As of the date of this Agreement, except as set forth in Section 5.2(j)(i) of the Parent Disclosure Letter, neither the Parent nor any of its Subsidiaries is a party to or bound by:

(A) other than with respect to any partnership that is wholly-owned by the Parent or any wholly-owned Subsidiary of the Parent, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Parent or any of its Subsidiaries or in which the Parent owns more than a 15% voting or economic interest, or any interest valued at more than $200,000 without regard to percentage voting or economic interest;

(B) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Parent) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000;

(C) any Contract required to be filed as an exhibit to the Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, which has not been filed as required;

(D) any non-competition Contract or other Contract that could, as a result of the Merger, require the disposition of any material assets or line of business of the Parent or its Subsidiaries or, after the Effective Time, Company or its Subsidiaries;

(E) any Contract to which the Parent or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(F) any Contract between the Parent or any of its Subsidiaries and any director or officer of the Parent or any Person beneficially owning five percent or more of the outstanding Shares; and

(G) any Contract that contains a put, call or similar right pursuant to which the Parent or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $200,000.

(ii) A copy of each Contract required to be described in Section 5.2(j) of the Parent Disclosure Letter has been made available to Company. Except to the extent it would not have a Material Adverse Effect, each such Contract is a valid and binding agreement of the Parent or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Parent nor any of its Subsidiaries is in default or breach in any respect under the terms of such Contract, and to the knowledge of the officers of the Parent, no event has occurred which, with notice, lapse of time or both, would constitute a default or a breach by any of the Parent or its Subsidiaries or permit termination, modification or acceleration by the other party thereunder.

(iii) With respect to each material Government Contract to which the Parent or any of its Subsidiaries is a party:

(A) Except as would not have a Material Adverse Effect, (x) the representations and certifications executed or acknowledged in material Governmental Contracts were complete and correct as of their effective date; (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Parent or any of its Subsidiaries that the Parent or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract that has not been resolved prior to the date hereof or that remains pending; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(B) Except as would not have a Material Adverse Effect, (x) to the knowledge of the officers of the Parent, neither the Parent nor any of its Subsidiaries is under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) except in the ordinary course of business, neither the Parent nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government or any agency thereof with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither the Parent nor any of its Subsidiaries nor, to the knowledge of the officers of the Parent, any of their respective officers has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

(k) Real Property.

(i) Except in any such case as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to the real property owned by the Parent or its Subsidiaries, (A) the Parent or one of its Subsidiaries, as applicable, has good and marketable title to such property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase such property, or any portion thereof or interest therein.

(ii) With respect to the real property leased or subleased to the Parent or its Subsidiaries, the lease or sublease for such property is valid and neither the Parent nor any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Parent or its Subsidiaries or permit termination, modification or acceleration by the lessor thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, have a Material Adverse Effect.

(iii) Section 5.2(k)(iii) of the Parent Disclosure Letter contains a true and complete list of all real property owned by the Parent or its Subsidiaries. Section 5.2(k)(iii) of the Parent Disclosure Letter sets forth a correct street address and such other information as is reasonably necessary to identify each parcel of such real property.

(iv) For purposes of this Section 5.2(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 5.2(k)(v) of the Parent Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Parent or its Subsidiaries, as applicable, or the validity or amount of which is being contested in good faith by appropriate proceedings; (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of real property owned by Parent or its Subsidiaries to which they relate or the conduct of the business of Parent and its Subsidiaries as presently conducted, (e) easements, rights of way or other similar matters or restrictions or exclusions which is shown by a current title report or other similar report; and (f) any condition or other matter, if any, that is shown or disclosed by a current and accurate survey or physical inspection.

(l) Environmental Matters. Except to the extent failure to comply, or the existence of a Hazardous Substance, would not have a Material Adverse Effect, and except as described in Schedule 5.2(m) of the Parent Disclosure Letter; (i) the Parent and its Subsidiaries, to the knowledge of the officers of the Parent, any other Person for whose conduct the Parent or any of its Subsidiaries is legally responsible, have complied with all applicable Environmental Laws; (ii) to the knowledge of the officers of the Parent, no property currently owned or operated by the Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the knowledge of the officers of the Parent, no property formerly owned or operated by the Parent or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) to the knowledge of the officers of the Parent, neither the Parent nor any of its Subsidiaries nor, to the knowledge of the officers of the Parent, any other Person for whose conduct the Parent or any of its Subsidiaries is legally responsible, is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Parent nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) to the knowledge of the officers of the Parent, neither the Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law for which Parent or its Subsidiaries, as applicable, has not resolved or otherwise responded to or that would not have Material Adverse Effect; (vii) neither the Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) to the knowledge of the officers of the Parent, there are no other circumstances or conditions involving the Parent or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law that would have a Material Adverse Effect.

(m) Taxes. The Parent and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Parent or any of its Subsidiaries are obligated to withhold and pay from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the officers of the Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the officers of the Parent, any unresolved questions or claims concerning the Parent’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, have a Material Adverse Effect. The Parent has made available to the Company true and correct copies of the United States federal income Tax Returns filed by the Parent and its Subsidiaries for each of the fiscal years ended December 31, 2004, 2003, and 2002. No Tax is required to be withheld pursuant to Section 1445 of the Internal Revenue Code as a result of the Merger. Neither the Parent nor any of its Subsidiaries has participated in any reportable transactions within the meaning of Treasury Regulations Section 1.6011-4. Neither the Parent nor any of its Subsidiaries or affiliates have been members of another consolidated group of companies for tax purposes.

(n) Labor Matters. Neither the Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Parent or any of its Subsidiaries the subject of any material proceeding that asserts that the Parent or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the officers of the Parent, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Parent or any of its Subsidiaries. The Parent and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(o) Intellectual Property. The Parent and its Subsidiaries have good title to or other sufficient rights to use pursuant to license, sublicense or other agreement all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the Merger. The Intellectual Property owned by the Parent or its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Parent’s or its Subsidiaries’ use thereof or its/their rights thereto. To the knowledge of the officers of the Parent, the Parent and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement and no assertions of infringement or, to the knowledge of the officers of the Parent, violations of third party Intellectual Property rights occurred during this period or are threatened.

(p) Insurance. All material Insurance Policies maintained by the Parent or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Parent and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect. Each such Insurance Policy is in full force and effect and all premiums due with respect to all such Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, would not to have a Material Adverse Effect.

(q) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 50,000 shares of Common Stock, par value $0.001 per share, of which 1,000 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(r) Certain Payments. To the knowledge of the officers of the Parent, neither the Parent nor any of its Subsidiaries has, directly or through any director, officer, agent or employee of the Parent or any of its Subsidiaries, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of the FCPA, or (b) established or maintained any fund or asset intended for payments in violation of the FCPA that has not been recorded in the books and records of Parent or any Subsidiary.

(s) Certain Relationships and Transactions. No Person has engaged in any transaction required to be disclosed in a Parent Report under Item 404 of Regulation S-K under the Exchange Act that has not been disclosed as required thereby.

(t) Information supplied. None of the information supplied or to be supplied by or on behalf of the Parent (i) for inclusion or incorporation by reference in the Form S-4, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) for inclusion or incorporation by reference in the Joint Proxy Statement, at the time the Joint Proxy Statement is mailed to the stockholders of the Parent, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE VI

Covenants

6.1. Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing) and except as required by applicable Laws or as provided for in this Agreement, each of the Company and its Subsidiaries shall conduct its business in the ordinary course consistent with past practice and it shall use reasonable efforts to preserve intact its business organization and relationships with third parties and keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its articles of incorporation or bylaws or other applicable governing instruments;

(b) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(c) other than in accordance with benefits outstanding prior to the date hereof under the Company Stock Plans, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(d) materially and adversely modify, terminate or renew any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof, (i) except in the ordinary course of business, or (ii) if consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any encumbrance in or upon any of the properties or assets of any Company or Parent or any of its Subsidiaries under such Contract; provided, however, that the foregoing shall not prohibit entering into, modifying or renewing the Contracts in the ordinary course of business to the extent such Contracts can be terminated after any such entering into, modification or renewal at a cost of less than $200,000;

(e) except pursuant to Contracts in effect prior to the date of this Agreement, create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $50,000;

(f) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $50,000 in the aggregate;

(g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or the capital stock of its Subsidiaries (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of such capital stock;

(h) other than as required by Section 5.1(r), reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its, or its Subsidiaries, capital stock or securities convertible or exchangeable into or exercisable for any shares of such capital stock, except in accordance with cashless exercise provisions of rights granted prior to the date hereof under the Company Stock Plans;

(i) except under credit facilities set forth in Section 5.1(j)(i)(D) of the Company Disclosure Letter, incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (i) not to exceed $200,000 in the aggregate, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly-owned Subsidiaries of the Company or (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $250,000 of notional debt in the aggregate;

(j) except as set forth in the capital budgets set forth in Section 6.1(j) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $200,000 in the aggregate during any 12 month period;

(k) make any changes with respect to accounting policies or procedures, except as required to comply with, or to comply with changes in, GAAP;

(l) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $200,000 or any obligation or liability of the Company in excess of such amount;

(m) make, adopt or change any material Tax election or Tax accounting method, or fail to timely (taking into account all applicable extensions) file all Tax Returns required to be filed, and pay all Taxes required to be paid, on or before the Closing Date;

(n) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except for sales or rental of inventory in the ordinary course of business, sales of obsolete assets and sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(o) except as required pursuant to existing written, binding agreements or policies in effect prior to the date of this Agreement and set forth in Section 5.1(h) of the Company Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice , (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(p) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(q) take any action that would violate the CIA;

(r) knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent the consummation of the Merger; or

(s) agree, authorize or commit to do any of the foregoing.

6.2. Conduct of Business by Parent. The Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time except required by applicable Laws or as provided in this Agreement, each of Parent and its Subsidiaries shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing except (A) as otherwise expressly permitted by this Agreement, (B) as the Company may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.2 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries, without the prior written approval of the Company, will:

(a) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(b) merge or consolidate Parent or any of its Subsidiaries with any other Person, or, except to the extent publicly announced and completed at least two trading days prior to the beginning of the Measurement Period, restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(c) other than in accordance with the Parent Stock Plans, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Parent or any its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Parent or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(e) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in accordance with cashless exercise provisions of rights granted prior to the date hereof under the Parent Stock Plans;

(f) make any changes with respect to accounting policies or procedures, except as required to comply with, or to comply with changes in, GAAP;

(g) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Parent or its Subsidiaries, including capital stock of any of its Subsidiaries, except for sales or rental of inventory in the ordinary course of business, sales of obsolete assets and sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $5,000,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement, or transactions publicly announced and consummated at least two trading days prior to the beginning of the Measurement Period;

(h) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(i) take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a) of the Code; or

(j) agree, authorize, seek approval for or commit to do any of the foregoing.

6.3. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the adoption of this Agreement by the Company Requisite Vote, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7), (B) engage in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal or (C) after having complied with the requirements of this Section 6.3, approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action is reasonably likely to result in a breach of their respective fiduciary duties under applicable Law; (y) in each such case referred to in clause (A) or (B), if the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 50% or more of any class of equity securities of the Company or any of its Subsidiaries or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (i) involving all of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company, (ii) is fully financed or reasonably capable of being financed and is not contingent on the availability of financing, and (iii) that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement made by Parent pursuant to Section 6.3(c)).

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee thereof shall not:

(i) except as expressly permitted by this Section 6.3, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(a) entered into in the circumstances referred to in Section 6.3(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement by the Company Requisite Vote, the Company board of directors may withhold, withdraw, qualify or modify the Company Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of this Agreement, if, subject to compliance with Section 6.3(c), the Company board of directors determines in good faith, after consultation with outside counsel, that failure to do so would reasonably be likely to result in a breach of their respective fiduciary duties under applicable law (a “Change of Company Recommendation”). In determining whether to make a Change of Company Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall take into account any changes to the terms of this Agreement proposed by Parent or any other information provided by Parent in response to such notice.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.3 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely qualifying or modifying the Company Recommendation, Parent, shall have the right to terminate this Agreement as set forth in Section 8.4(a).

(e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

6.4. Registration Statement. As soon as practicable following the date hereof, (i) the Company and Parent shall cooperate in the preparation of a registration statement on Form S-4 (the “Form S-4”) to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the “Joint Proxy Statement”)). Each of the Company and Parent shall use their best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness until the shares covered thereby have been issued. Parent shall provide the Company with copies of all filings made pursuant to this Section 6.4 and shall consult with the Company on any responses to comments made by the staff of the SEC with respect thereto. The Company and Parent will use their best efforts to cause the Joint Proxy Statement to be mailed to their respective shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, at its expense, also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger.

If at any time prior to the Effective Time either party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 or Joint Proxy Statement, it shall promptly notify the other Party in writing. Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or Form S-4 or comments thereon or responses thereto.

6.5. Shareholder Meetings. Each of Parent and the Company shall take, in accordance with applicable law, applicable Nasdaq rules and its respective certificate or articles of incorporation and bylaws, all action necessary to convene, respectively, (i) an appropriate meeting of stockholders of Parent to consider and vote upon the approval of the issuance of the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement, and any other matters required to be approved by Parent stockholders for consummation of the Merger (the “Stockholder Meeting”), and (ii) an appropriate meeting of shareholders of the Company to consider and vote upon the approval and adoption of this Agreement and the Merger and any other matters required to be approved by the Company’s shareholders for consummation of the Merger (the “Shareholder Meeting”) as promptly as practicable after the Registration Statement is declared effective. The board of directors of Parent and subject to section 6.3 hereof, the board of directors of the Company shall recommend such approval, and each of Parent and the Company shall take all reasonable lawful action to solicit such approval by its respective stockholders. The Company and Parent shall coordinate and cooperate with respect to the timing of the meetings and shall use their respective best efforts to hold such meetings on the same day as promptly as practicable after the date hereof.

6.6. HSR Filings; Other Actions; Notification.

(a) Cooperation. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the Foregoing, the Parent shall prepare and file within ten Business Days of the date hereof, and the Company shall provide all information required to assist with, an appropriate filing under the HSR within five Business Days of the date hereof. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. The Company shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Entity. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything to the contrary contained in this Section 6.6(a), Parent shall not be required, as a condition to any approval under the HSR Act, (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any significant assets or operations, or to commit or to cause any of the Company or any of its Subsidiaries to dispose, transfer or hold separate any significant assets or operations; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service that is material to the Company or any one of its divisions or operating units, or to commit to cause any of the Company or any of its Subsidiaries to discontinue offering any such product or service; (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company or any of its Subsidiaries that is material to the Company or any of its divisions or operating units.

(b) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including (i) promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and (ii) any legal proceeding or material claim threatened in writing, commenced or asserted against or with respect to the Company or any Subsidiary or the transactions contemplated hereby. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably likely to result in a Material Adverse Effect or of any failure or impossibility of any condition to Parent’s obligations to effect the Merger.

6.7. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives, and the Parent shall (and shall cause its Subsidiaries to) afford the Company’s officers and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that the foregoing shall not require the Company or the Parent (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or the Parent (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or the Parent (as the case may be) shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company, the Parent or any of their respective Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent or such Person as may be designated by such executive officers. Without limiting the generality of the foregoing, the Company shall use its best efforts to provide to Parent a list of all Licenses to supplement Section 5.1(i) of the Company Disclosure Letter within thirty (30) days of the date of this Agreement. All such information shall be governed by the terms of the Confidentiality Agreement.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other and provide each other with copies of proposed press releases, public announcements and filings prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9. Employee Benefits. (a) Parent agrees that, following the Effective Time, the employees of the Company and its Subsidiaries will be eligible to participate in the employee benefit plans of Parent or Parent’s Subsidiaries on substantially the same terms and conditions of similarly situated employees of Parent or Parent’s Subsidiaries. Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility and vesting and benefit accrual thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee.

(b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (1) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (2) cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time.

(c) Except communication to members of the Board of Directors in their capacities as members of the Board, prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.10. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in his or her “official capacity” as defined in Section 302A.521 of the MBCA), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Minnesota law and its articles of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Minnesota law and the Company’s articles of incorporation and bylaws shall be made by independent counsel selected by the Surviving Corporation.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any action unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Nothing in this Section 6.10(b) shall be effective to the extent it limits the rights of an Indemnifying party under applicable law, including, as it applies to the Surviving Corporation, the MBCA.

(c) The Surviving Corporation shall maintain the Company’s directors’ and officers’ liability insurance (“D&O Insurance”), or Parent shall provide for equivalent D&O Insurance providing substantially the same benefits and levels of coverage as the current D&O Insurance, with respect to acts or omissions prior to the Effective Time for a period of six years after the Effective Time so long as the premium therefor is not in excess of 200% of the last annual premium paid by the Company prior to the date hereof (the “Current Premium”); provided, however, that if the current D&O Insurance or such equivalent insurance provided by Parent expires, is terminated or cancelled or is otherwise unavailable on such terms during such six-year period, Parent and the Surviving Corporation will use their reasonable best efforts to obtain as much D&O Insurance on substantially the same terms as can be obtained for the remainder of such period for a premium not in excess of 200% of the Current Premium.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

6.12. Obligations of Sub. Parent shall take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

6.13. Nasdaq Listing. Parent shall promptly prepare and submit a listing application in accordance with the rules of the Nasdaq covering the shares of Parent Common Stock to be issued in connection with the Merger and to be issued in connection with the exercise of Company Options to be assumed by Parent hereunder. Parent shall cause such application to be approved by the Nasdaq prior to the Effective Time.

6.14. Other Actions by the Company.

(a) Rights. Prior to the dated of this Agreement, the board of directors of the Company shall have taken all necessary action to cause the Rights to be inapplicable to this Agreement and the transaction contemplated hereby.

(b) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement if permitted by applicable Law, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) Section 16 Matters. The board of directors of each of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion of the Shares and Company Options by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Parent and the Company shall provide to counsel for the other party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent’s board of directors to set forth the information required in the resolutions of Parent’s board of directors.

6.15. Efforts to Close. Between the date of this Agreement and the Closing Date, each party hereto shall use its best efforts to cause the conditions set forth in Article VII to be satisfied.

6.16. No Change of Parent Recommendation. The board of directors of the Parent and each committee thereof shall not, except as expressly permitted by termination of this Agreement by Parent in accordance Section 8.4, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Company, the Parent Recommendation.

6.17. Parent Lender Consent. Parent shall obtain the consent of its lenders to the transactions contemplated by this Agreement as soon as possible, but in any event within sixty (60) days of the date of this Agreement.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company’s articles of incorporation and bylaws and the issuance of the shares of Parent Common Stock in the Merger shall have been approved by holders of Parent Common Stock constituting the Parent Requisite Vote in accordance with applicable Law and the Parent’s certificate of incorporation and bylaws.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and all other permits, approvals, clearances, filings and consents of Governmental Entities required to be procured by Parent, Merger Sub and the Company in connection with the Merger and the transactions contemplated by this Agreement shall have been procured.

(c) Form S-4; Proxy Statement. The Form S-4 shall have become effective under the Securities Act, shall not be the subject of any stop order or judicial order or proceedings seeking a stop order or injunction, and the Joint Proxy Statement shall not at the Effective Time of the Merger be subject to any proceedings commenced or threatened by the SEC.

(d) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement which is qualified to the extent it shall have no Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall, in the aggregate, be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had a Material Adverse Effect with respect to the Company.

(d) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract to which the Company or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement except to the extent that the failure to obtain any such consent or approval would not materially effect the Company after the consummation of the transactions contemplated hereby.

(e) Deliveries. The Company shall have delivered to Parent:

(i) The resignations of all of the directors of the Company; and

(ii) To the extent Parent has elected not to, or been able to, negotiate assumption by Parent of, or confirmation despite the Merger of the US Bank Credit Agreement, a payoff letter from US Bank (the “Pay Off Letter”).

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Parent set forth in this Agreement which is qualified to the extent it shall have no Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall, in the aggregate, be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or other Executive Officer of Parent and the Chief Executive Officer or other Executive Officer of Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or other Executive Officer of Parent to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had a Material Adverse Effect with respect to the Parent.

(d) Tax Assurances. The Company shall have obtained an opinion dated as of the filing of the S-4 in form and substance satisfactory to the Company of Dorsey & Whitney LLP, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In connection with such opinion, Company, Parent and Merger Sub shall each execute and deliver to such counsel tax representation letters in customary form and such counsel shall be entitled to rely upon certain representations and covenants of the Company, Parent, Merger Sub, and such other persons as such counsel deems appropriate.

(e) Consents Under Agreements. The Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required under any material Contract to which the Parent or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement, except to the extent the failure to obtain such approval would not have a Material Adverse Effect

(f) US Credit Agreement. Parent shall have assumed, negotiated continuation of, or tendered full payment in accordance with the Pay Off Letter for, all obligations under the US Bank Credit Agreement.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by April 30, 2006, whether such date is before or after the date of the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) (the “Termination Date”), (b) the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof, (c) the approval of the issuance of the shares of Parent Common Stock in the Merger by the stockholders of the Parent referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof, or (c) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of the Company:

(a) at any time prior to the adoption of this Agreement by the Company Requisite Vote, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; or

(b) at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company and stockholders of the Parent referred to in Section 7.1(a), if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

(c) if the Parent shall have changed its recommendation that the holders of Parent Common Stock vote at the Stockholder Meeting in favor of the issuance of the Parent Common Stock in the Merger.

(d) the Parent Average Price is less than the Minimum Price.

(e) at any time after a breach of the covenant contained in Section 6.17 of this Agreement.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) (i) the board of directors of the Company shall have made a Change of Company Recommendation, (ii) the Company shall have failed to take a vote of shareholders on the Merger at least three Business Days prior to the Termination Date or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, or there has been a Material Adverse Effect, such that both (x) Section 7.2(a), 7.2(b) or 7.2(c) would not be satisfied and (y) such breach or condition or Material Adverse Effect is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of (A) any liability or damages resulting from any willful or intentional breach of this Agreement, or any breach of section 6.17, regardless of whether willful or intentional, or (B) the obligation to make any payments pursuant to Section 8.5(b) and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) twenty (20) Business Days prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and (B) at least five (5) Business Days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Shareholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b),

(ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4(a)(i) or (iii), (B) by Parent pursuant to Section 8.4(a)(ii), or (C) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Shareholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4(a) shall have occurred, or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a),

then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee in an amount equal to $3,250,000.00 (the “Termination Amount”) (provided, however, that the Termination Amount to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3), provided, however, no Termination Amount shall be payable to Parent pursuant to clause (i) or clause (ii)(B) of this paragraph (b) unless and until within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal; provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee, charges or expenses to which reference is made in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Person, shall be regarded as signed by the Person for all purposes of this Agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Minnesota and the Federal courts of the United States of America located in the State of Minnesota solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Minnesota State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

Encore Medical Corporation

9800 Metric Boulevard

Austin, Texas 78758

Attention: Harry L. Zimmerman

fax: (512) 834-6310

with a copy to:

Jackson Walker L.L.P

100 Congress Avenue, Suite 1100

Austin, Texas 78701

Attention: Lawrence A. Waks

fax: (512) 236-2002

If to the Company:

Compex Technologies, Inc.

1811 Old Highway 8

New Brighton, MN 55112

Attention: Dan Gladney

fax: (651) 638-0477

with a copy to:

Thomas Martin

Dorsey & Whitney LLP

50 South Sixth Street

Minneapolis, MN 55402

fax: (612) 340-7800

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement, dated October 4, 2005 between Parent and Greene Holcomb & Fisher on behalf of the Company and the Confidentiality Agreement, dated October 13, 2005 between Parent and the Company (together, the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. Additionally,

(a) the phrase “to the knowledge of the officers of the Company” means the current actual knowledge of the officers of the Company and each Subsidiary of the Company;

(b) the phrase “to the knowledge of the officers of the Parent” means the current actual knowledge of the officers of the Parent and each Subsidiary of the Parent; and

(c) the phrase “has been made available to Parent” means such referenced item has at all times been in the Company’s data room assembled for the purposes of due diligence with respect to the Merger, has actually been delivered to Parent, or was contained in the Company Reports.

9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPEX TECHNOLOGIES, INC.

By	/s/ DAN GLADNEY

	Name:	Dan Gladney

	Title:	Chairman and CEO

ENCORE MEDICAL CORPORATION

By	/s/ HARRY L. ZIMMERMAN

	Name:	Harry L. Zimmerman

	Title:	Executive Vice President and General Counsel

ENCORE-SNOW ACQUISITION CORP.

By	s/ HARRY L. ZIMMERMAN

	Name:	Harry L. Zimmerman

	Title:	Executive Vice President and General Counsel

S.CONT

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.3	(b)

Affiliate	5.1(e)(ii)

Agreement	Preamble

Alternative Acquisition Agreement	6.3(c)(ii)

Articles	2.1

Bankruptcy and Equity Exception	5.1	(c)(i)

Business Day	1.2

By-Laws	2.2

Certificate	4.1	(c)

Change of Company Recommendation	6.3	(c)

CIA	5.1	(g)

Closing	1.2

Closing Date	1.2

Code	Recitals

Company	Preamble

Company Applicable Date	5.1	(e)(i)

Company Approvals	5.1	(d)(i)

Company Benefit Plans	5.1	(h)(i)

Company Common Stock	Recitals

Company Disclosure Letter	5.1

Company Option	4.3	(a)

Company Recommendation	5.1(c)(ii)

Company Reports	5.1	(e)(i)

Company Requisite Vote	5.1	(c)(i)

Company Stock Plans	5.1	(b)(i)

Confidentiality Agreement	9.7

Constituent Corporations	Preamble

Contract	5.1(d)(ii)

Costs	6.11	(a)

Current Premium	6.11	(c)

D&O Insurance	6.11	(c)

DGCL	1.1

Effective Time	1.3

Encumbrance	5.1(k)(v) and 5.2(k)(iv)

Environmental Law	5.1	(m)

ERISA	5.1	(h)(i)

ERISA Plan	5.1(h)(ii)

Exchange Act	5.1	(a)

Exchange Agent	4.2	(a)

Exchange Fund	4.2	(a)

Exchange Ratio	4.1	(a)

Excluded Shares	4.1	(a)

FCPA	5.1	(t)

Form S-4	6.4

GAAP	5.1	(a)(C)

Government Contract	5.1(j)(iii)

Governmental Entity	5.1	(d)(i)

Hazardous Substance	5.1	(m)

HSR Act	5.1(b)(ii)

Indemnified Parties	6.11	(a)

Insurance Policies	5.1	(q)

Intellectual Property	5.1	(p)

IT Assets	5.1	(p)

Joint Proxy Statement	6.4

Laws	5.1	(i)

Licenses	5.1	(i)

Lien	5.1	(b)(i)

Material Adverse Effect	5.1	(a)

Material Contract	5.1(d)(ii)

MBCA	1.1

Measurement Period	4.1	(a)

Merger	Recitals

Merger Consideration	4.1	(a)

Merger Sub	Preamble

Minimum Price	4.1	(a)

Minnesota Articles of Merger	1.3

Nasdaq	4.1	(a)

Open License Terms	5.1	(p)

Open Source Software	5.1	(p)

Order	7.1	(d)

Parent	Preamble

Parent Applicable Date	5.2	(e)(i)

Parent Approvals	5.2	(d)(i)

Parent Average Price	4.1	(a)

Parent Benefit Plans	5.2	(h)(i)

Parent Common Stock	Recitals

Parent Disclosure Letter	5.2

Parent Recommendation	5.2(c)(ii)

Parent Reports	5.2	(e)(i)

Parent Requisite Vote	5.2	(c)(i)

Parent Stock Plans	5.2	(b)(i)

Pay Off Letter	7.2(e)(ii)

Pension Plan	5.1(h)(ii)

Person	4.2	(g)

Representatives	6.3	(a)

Rights	5.1	(b)(i)

Rights Agreement	5.1	(b)(i)

Sarbanes-Oxley Act	5.1	(e)(i)

SEC	5.1	(e)(i)

Share	Recitals

Shareholder Meeting	6.5

Shares	Recitals

Significant Subsidiary	5.1	(a)

Stockholder Meeting	6.5

Subsidiary	5.1	(a)

Superior Proposal	6.3	(b)

Surviving Corporation	1.1

Tax	5.1	(n)

Tax Return	5.1	(n)

Taxes	5.1	(n)

Termination Amount	8.5	(b)

Termination Date	8.2

Trade Secrets	5.1	(p)

U.S. Company Benefit Plans	5.1(h)(ii)

U.S. Parent Benefit Plans	5.2(h)(ii)